TRIBUTARY FUNDS, INC.
("Funds")

Statement Pursuant to Rule 17g-1(g)

I  hereby  certify  that the following resolutions were duly adopted by the Board of Directors of the Funds on August 21, 2014, by a majority of the Board of Directors  of  the Funds, including the members who are not "interested persons" (as  defined  by  the  Investment  Company  Act  of  1940,  as  amended).

RESOLVED, that, after due consideration of all relevant factors, including but not limited to the value of the aggregate assets of the Funds to which any covered person may have access, the type and terms of the arrangements made for custody and safekeeping of such assets, and the nature of the securities in the Funds' portfolio, the fidelity bond issued by Great American Insurance Company in the amount of $900,000 is determined to be reasonable and is hereby approved;

FURTHER RESOLVED, that the officers of the Funds be, and each hereby is, authorized, empowered and directed to increase or decrease the amount of the fidelity bond at any time and from time to time as they may deem necessary or appropriate to comply with Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), such determination to be conclusively evidenced by such acts;

FURTHER RESOLVED, that the proper officers of the Funds are authorized to pay the Funds' premium that is payable with respect to such bond; and

FURTHER RESOLVED, that the Secretary of the Funds shall be the designated officer of the Funds under Rule 17g-1(h) under the 1940 Act, who shall make the filings and give notices required by paragraph (g) of the same rule.

Premiums have been paid for the period from 12:01 a.m. on October 1, 2014 to 12:01 a.m. on October 1, 2015.

/s/ Emily J. Bennett
Emily J. Bennett
Secretary

Dated:  December 18, 2014